--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 UNITED STATES


                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549


                         -----------------------------
                                   FORM 8-K




                                CURRENT REPORT
    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
         Date of Report (Date of earliest event reported) March 8, 2002







                       L-3 COMMUNICATIONS HOLDINGS, INC.

                                      AND

                         L-3 COMMUNICATIONS CORPORATION
          (Exact name of registrants as specified in their charters)





                                    DELAWARE
                 (State or other jurisdiction of incorporation)




             001-14141                                  13-3937434
             333-46983                                  13-3937436
  (Commission file numbers)                   (IRS Employer Identification No.)

                                 600 THIRD AVE
                               NEW YORK, NY 10016
                                (212) 697-1111
                    (Address of principal executive office)



--------------------------------------------------------------------------------

ITEM 2. ACQUISITION OF ASSETS

On March 8, 2002, L-3 Communications Corporation acquired the assets of
Aircraft Integration Systems ("AIS"), a portion of a reportable segment of Raytheon Company for $1.13 billion in cash, subject to adjustment based on the closing date net tangible book value as defined in the Asset Purchase Agreement dated as of January 11, 2002 among Raytheon Company, Raytheon Australia Ltd. and L-3 Communications Corporation. The acquisition was financed using cash on hand, borrowings under L-3 Communications Corporation's senior credit facilities and a $500.0 million senior subordinated bridge loan. AIS has been renamed L-3 Communications Integrated Systems ("IS"). L-3 Communications Integrated Systems is a leader in the global Intelligence, Surveillance and Reconnaissance ("ISR") market. Its signals intelligence (SIGINT) and communications intelligence (COMINT) systems provide the unique ability to collect, decode and analyze electronic signals from command centers, communication nodes and air defense for real-time communication and response to the warfighter. IS is also a leader in integration services and modernization of key, special purpose fixed and rotary wing platforms and programs for both domestic and international customers.


ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS



A. FINANCIAL STATEMENTS

   Aircraft Integration Systems Business

    o  Report of Independent Accountants ...........................................         A-1

    o  Combined Financial Statements

     - Combined Balance Sheets as of December 31, 2001 and 2000 ....................         A-2

     - Combined Statements of Operations and Comprehensive Income for the years
       ended December 31, 2001, 2000 and 1999 ......................................         A-3

     - Combined Statements of Parent Company Investment for the years ended
       December 31, 2001, 2000 and 1999 ............................................         A-4

     - Combined Statements of Cash Flows for the years ended December 31, 2001,
       2000 and 1999 ...............................................................         A-5

     - Notes to Combined Financial Statements ......................................  A-6 - A-18

B. PRO FORMA FINANCIAL INFORMATION

   L-3 Communications Holdings, Inc. and L-3 Communications Corporation Unaudited
    Pro Forma Condensed Consolidated Financial Statements ...........................        B-1

   L-3 Communications Holdings, Inc. and L-3 Communications Corporation Unaudited
    Pro Forma Condensed Consolidated Balance Sheet ..................................        B-3

   L-3 Communications Holdings, Inc. and L-3 Communications Corporation Unaudited
    Pro Forma Condensed Consolidated Statement of Operations ........................        B-4

   L-3 Communications Holdings, Inc. and L-3 Communications Corporation Notes to
    Unaudited Pro Forma Condensed Consolidated Financial Statements .................  B-5 - B-8

C. EXHIBITS


23.  Consent of PricewaterhouseCoopers LLP

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                     L-3 COMMUNICATIONS HOLDINGS, INC. and
                                     L-3 COMMUNICATIONS CORPORATION
                                     Registrant



Date: March 22, 2002                 By: /s/ Robert V. LaPenta
                                         President and Chief Financial Officer

                       REPORT OF INDEPENDENT ACCOUNTANTS




To the Board of Directors of Raytheon Company:


In our opinion, the accompanying combined balance sheets and the related combined statements of operations and comprehensive income, parent company investment and cash flows present fairly, in all material respects, the financial position of the Aircraft Integration Systems Business (the "Company") of Raytheon Company at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


The Company is a member of a group of affiliated companies and, as disclosed in the financial statements, has extensive transactions and relationships with members of the group. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.






/s/ PricewaterhouseCoopers LLP

Dallas, Texas
February 19, 2002

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
                            COMBINED BALANCE SHEETS




                                                                            DECEMBER 31,
                                                                     ---------------------------
                                                                         2001           2000
                                                                     ------------   ------------
                                                                            (IN MILLIONS)
ASSETS
Current assets:
 Cash and cash equivalents .......................................    $     4.0      $     4.3
 Contracts in process ............................................        310.8          394.6
 Inventories .....................................................         13.1           16.1
 Deferred federal income taxes ...................................         13.3           27.1
 Prepaid expenses and other current assets .......................          1.2            7.8
                                                                      ---------      ---------
   Total current assets ..........................................        342.4          449.9
Property, plant, and equipment, net ..............................        156.8          150.7
Goodwill, net of accumulated amortization of $173.8 in 2001 and
 $146.0 in 2000 ..................................................        940.1          967.9
Other assets, net ................................................         52.2           47.1
                                                                      ---------      ---------
   Total assets ..................................................    $ 1,491.5      $ 1,615.6
                                                                      =========      =========
LIABILITIES AND PARENT COMPANY INVESTMENT
Current liabilities:
 Current portion of long-term debt ...............................    $     1.4      $     1.4
 Advance payments ................................................           --            4.7
 Accounts payable ................................................         36.0           62.3
 Accrued salaries and wages ......................................         22.6           22.2
 Other accrued expenses ..........................................          1.1           11.8
                                                                      ---------      ---------
   Total current liabilities .....................................         61.1          102.4
Accrued retiree benefits and other long-term liabilities .........         36.4           24.0
Deferred federal income taxes ....................................         12.5           14.8
Long-term debt ...................................................          0.3            1.7
Commitments and contingencies (Note 13)
Accumulated other comprehensive loss .............................         (5.8)            --
Parent company investment ........................................      1,387.0        1,472.7
                                                                      ---------      ---------
   Total liabilities and parent company investment ...............    $ 1,491.5      $ 1,615.6
                                                                      =========      =========

                  See notes to combined financial statements.

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
           COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME




                                                                YEARS ENDED DECEMBER 31,
                                                         ---------------------------------------
                                                             2001          2000          1999
                                                         -----------   -----------   -----------
                                                                      (IN MILLIONS)
Net sales ............................................    $  856.4      $  964.4       $ 886.5
Net sales to the Parent ..............................        62.2          58.7          21.9
                                                          --------      --------       -------
                                                             918.6       1,023.1         908.4

Cost of sales ........................................       677.5         723.0         764.6
Cost of sales to the Parent ..........................        59.9          54.6          20.4
Cost of sales -- Parent subcontract services .........        20.6          16.9          27.2
Administrative and selling expenses ..................       100.1          97.3         107.6
Research and development expenses ....................        18.6          18.9          21.2
                                                          --------      --------       -------
Total operating expenses .............................       876.7         910.7         941.0

Operating income (loss) ..............................        41.9         112.4         (32.6)
Non-operating expense, net ...........................         1.4           0.9           1.6
                                                          --------      --------       -------
Income (loss) before taxes ...........................        40.5         111.5         (34.2)
Federal income taxes .................................        22.1          47.1          (4.0)
                                                          --------      --------       -------
Net income (loss) ....................................        18.4          64.4         (30.2)
                                                          --------      --------       -------
Other comprehensive loss, net of tax:
Minimum pension liability adjustment .................        (5.8)           --            --
                                                          --------      --------       -------
Comprehensive income (loss) ..........................    $   12.6      $   64.4      $  (30.2)
                                                          ========      ========      ========

                  See notes to combined financial statements.

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
                COMBINED STATEMENTS OF PARENT COMPANY INVESTMENT




                                                                   YEARS ENDED DECEMBER 31,
                                                         ---------------------------------------------
                                                              2001            2000            1999
                                                         -------------   -------------   -------------
                                                                         (IN MILLIONS)
Parent company investment, beginning of year .........    $  1,472.7      $  1,524.5      $  1,496.3
Net income (loss) ....................................          18.4            64.4           (30.2)
Net transfers (to) from Parent .......................        (104.1)         (116.2)           58.4
                                                          ----------      ----------      ----------
Parent company investment, end of year ...............    $  1,387.0      $  1,472.7      $  1,524.5
                                                          ==========      ==========      ==========

                  See notes to combined financial statements.

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
                       COMBINED STATEMENTS OF CASH FLOWS




                                                                       YEARS ENDED DECEMBER 31,
                                                                 -------------------------------------
                                                                    2001         2000          1999
                                                                 ----------   ----------   -----------
                                                                             (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) ............................................    $   18.4     $   64.4      $ (30.2)
Adjustments to reconcile net income (loss) to net cash from
 operating activities:
 Depreciation and amortization ...............................        51.2         50.3         51.4
 Deferred federal income taxes ...............................        14.5         15.8        (23.5)
 Changes in assets and liabilities:
   Contracts in process ......................................        83.8          6.5         38.5
   Inventories ...............................................         3.0          1.1         (9.0)
   Prepaid expenses and other current assets .................         6.6         17.9        (18.9)
   Advance payments ..........................................        (4.7)       (20.2)        (2.2)
   Accounts payable ..........................................       (26.3)       (10.5)        (1.7)
   Accrued salaries and wages ................................         0.4         13.6         (5.1)
   Other accrued expenses ....................................       (10.7)        (3.5)       (28.5)
   Other adjustments, net ....................................        (3.3)        (3.3)        (2.5)
                                                                  --------     --------      -------
Net cash provided by (used in) operating activities ..........       132.9        132.1        (31.7)
                                                                  --------     --------      -------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Expenditures for property, plant, and equipment .............       (21.7)       (10.2)       (15.4)
 Expenditures for internal use software ......................        (6.0)        (0.3)       (11.3)
                                                                  --------     --------      -------
Net cash used in investing activities ........................       (27.7)       (10.5)       (26.7)
                                                                  --------     --------      -------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Transfers (to) from Parent ..................................      (104.1)      (116.2)        58.4
 Decrease in long-term debt ..................................        (1.4)        (1.3)        (1.1)
                                                                  --------     --------      -------
Net cash (used in) provided by financing activities ..........      (105.5)      (117.5)        57.3
                                                                  --------     --------      -------
Net (decrease) increase in cash and cash equivalents .........        (0.3)         4.1         (1.1)
Cash and cash equivalents, beginning of year .................         4.3          0.2          1.3
                                                                  --------     --------      -------
Cash and cash equivalents, end of year .......................    $    4.0     $    4.3      $   0.2
                                                                  ========     ========      =======

                  See notes to combined financial statements.

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
                     NOTES TO COMBINED FINANCIAL STATEMENTS


1. BACKGROUND AND BASIS OF PRESENTATION

The Aircraft Integration Systems Business (the "Company") of Raytheon Company and its subsidiaries (the "Parent") is engaged in the development and integration of complex electronic systems for airborne intelligence, surveillance, and reconnaissance missions. The combined financial statements presented may not be indicative of the financial position or results of operations that would have been achieved had the Company operated as a nonaffiliated entity.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


PRINCIPLES OF COMBINATION

The combined financial statements include the accounts of certain similar business operations that have historically been presented as a portion of Aircraft Integration Systems (AIS), a reportable segment of the Parent. The portion of AIS that has not been included consists primarily of a majority of the ASTOR program and the Boeing Business Jet programs. All material intercompany transactions have been eliminated.


REVENUE RECOGNITION

Sales under long-term contracts are recorded under the percentage of completion method. Costs and estimated gross margins are recorded as sales as work is performed based on the percentage that incurred costs bear to estimated total costs utilizing the most recent estimates of costs and funding. Amounts representing contract change orders, claims or other items are included in sales only when they can be reasonably estimated and realization is probable. Some contracts contain incentive provisions based upon performance in relation to established targets which are recognized in the contract estimates when deemed realizable. Since many contracts extend over a long period of time, revisions in cost and funding estimates during the progress of work have the effect of adjusting earnings applicable to performance in prior periods in the current period. When the current contract estimate indicates a loss, provision is made for the total anticipated loss in the current period.


RESEARCH AND DEVELOPMENT EXPENSES

Expenditures for company-sponsored research and development projects are expensed as incurred. Customer-sponsored research and development projects performed under contracts are accounted for as contract costs as the work is performed.


FEDERAL INCOME TAXES

Historically, the Company's operations have been included in the consolidated income tax returns filed by the Parent. Federal income tax expense in the statement of operations is calculated on a separate tax return basis as if the Company had operated as a stand-alone entity. The provision for income taxes is calculated in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which requires the recognition of deferred income taxes using the liability method.


CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash and short-term, highly liquid investments with original maturities of 90 days or less.


CONTRACTS IN PROCESS

Contracts in process are stated at cost plus estimated profit but not in excess of realizable value.

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

INVENTORIES

Inventories consist of consumables and parts used in the performance of contracts and are valued at the lower of cost or market, cost being determined on a weighted-average basis. A reserve is established for inventory items considered excess or obsolete.


PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment are stated at cost. Major improvements are capitalized while expenditures for maintenance, repairs, and minor improvements are charged to expense. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation and amortization are eliminated from the accounts and any resulting gain or loss is reflected in income.

Provisions for depreciation are computed on a combination of accelerated and straight-line methods. Depreciation provisions are based on estimated useful lives as follows: buildings -- 20 to 45 years and machinery and equipment -- 3 to 10 years. Leasehold improvements are amortized over the lesser of the remaining life of the lease or the estimated useful life of the improvement.


GOODWILL

Goodwill, which represents the excess of the acquisition cost over the fair value of the net assets recorded, relates to the allocation of a portion of the goodwill associated with the Parent's acquisition of E-Systems, Inc. in 1995 and Chrysler Technologies, Inc. in 1996. Goodwill is amortized using the straight-line method over its estimated useful life of 40 years.


COMPUTER SOFTWARE

Internal use computer software is stated at cost less accumulated amortization and is amortized using the straight-line method over its estimated useful life ranging from 4 to 10 years.


IMPAIRMENT OF LONG-LIVED ASSETS

Upon indication of possible impairment, the Company evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against the related undiscounted future cash flows. When an evaluation indicates that the future undiscounted cash flows are not sufficient to recover the carrying value of the asset, the asset is adjusted to its estimated fair value.


ADVANCE PAYMENTS

Advance payments represent funds received in excess of work performed on contracts in process.


ACCOUNTS PAYABLE

Accounts payable includes a book overdraft of $3.1 million at December 31, 2001 and $5.9 million at December 31, 2000.


FOREIGN CURRENCY

Foreign exchange transaction gains and losses in 2001, 2000, and 1999 were not material.


COMPREHENSIVE INCOME

Comprehensive income and its components are presented in the statement of operations and other comprehensive income. The minimum pension liability adjustment is shown net of tax benefits of $3.1 million in 2001.

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

PENSION AND POSTRETIREMENT COSTS

The Parent has several pension and retirement plans covering the majority of the Company's employees. In addition, the Company maintains a separate plan for certain employees (see Note 12). Annual charges to income are made for the cost of the plans, including current service costs, interest on projected benefit obligations, and net amortization and deferrals, increased or reduced by the return on assets. Unfunded accumulated benefit obligations for the Company's separate plan are included in accrued retiree benefits and other long-term liabilities on the balance sheet. The Parent funds annually those pension costs which are calculated in accordance with Internal Revenue Service regulations and standards issued by the Cost Accounting Standards Board.


FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of certain financial instruments including cash and cash equivalents and the current portion of long-term debt approximates fair value due to their short maturities and varying interest rates. The carrying value of long-term debt, which approximates fair value, is based on current rates offered to the Company for similar debt with the same remaining maturities.


ACCOUNTING STANDARDS

In October 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144). This accounting standard, which is effective for fiscal years beginning after December 31, 2001, requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and will be eliminated from the ongoing operations of the entity in a disposal transaction. The effect of adopting SFAS No. 144 on the Company's financial position and results of operations has not yet been determined.

In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). This accounting standard addresses financial accounting and reporting for goodwill and other intangible assets and requires that goodwill amortization be discontinued and replaced with periodic tests of impairment. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001, and is required to be applied at the beginning of the fiscal year. Impairment losses that arise due to the initial application of this standard will be reported as a change in accounting principle. The Company has not completed its analysis of the effect of adopting SFAS No. 142, however the Company expects that this analysis will result in a goodwill impairment loss in the first quarter of 2002.

Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133). This accounting standard requires that all derivatives be recognized as either assets or liabilities at estimated fair value. The Company also adopted Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No. 133. This accounting standard amended the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and hedging activities. The January 1, 2001 adoption of SFAS No. 133, as amended, had no effect on the Company's financial position or results of operations.


RISKS AND UNCERTAINTIES

The Company is engaged in supplying primarily defense-related equipment to U.S. and foreign governments and is subject to certain business risks peculiar to the defense industry. Sales to governments may be affected by changes in procurement policies, budget considerations, changing concepts of national defense, political developments abroad, and other factors.

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates are used when accounting for long-term contracts including estimates of the extent of progress towards completion, contract revenue, contract completion costs, contingencies, and customer and vendor claims, as well as estimates for litigation and environmental liabilities. Actual results could differ from those estimates.


3. RESTRUCTURING

Restructuring costs include the cost of involuntary employee termination benefits and related employee severance costs, facility closures, and other costs associated with the Company's approved plans. Employee termination benefits include severance, wage continuation, medical, and other benefits. Facility closure and related costs include disposal costs of property, plant, and equipment, lease payments, and lease terminations costs.

The Parent created Raytheon Systems Company (RSC) in December 1997, which included the Company. In conjunction with the formation of RSC, the Parent established certain restructuring reserves. A portion of these reserves was for actions related to the Company.

In 1999, the Company determined that the cost of the restructuring initiatives would be higher than originally planned and recorded a $7.8 million restructuring charge which was included in cost of sales. The increase in the estimated costs related to higher than anticipated costs for severance. The Company also recorded an additional $0.7 million restructuring charge in 1999, which was included in cost of sales, to further reduce the manufacturing and administrative workforce by 39 employees.

The restructuring and exit costs discussed above provided for severance and related benefits for approximately 400 employees. There were no major activities that were continued as a result of these actions. Employee-related exit costs included severance and other termination benefit costs for employees in various functional areas including manufacturing, engineering, and administration. The Company completed all restructuring actions during 2000. While these actions were intended to improve the Company's competitive position, there can be no assurances as to their ultimate success or that additional restructuring actions will not be required.

Restructuring activity is as follows (in millions):


                                                                             2000        1999
                                                                          ---------   ---------
Accrued liability at beginning of year ................................    $  2.2      $  0.4
Charges and liabilities accrued
 Severance and other employee-related costs ...........................        --         8.5
Costs incurred
 Severance and other employee related costs ...........................       2.2         6.7
                                                                           ------      ------
Accrued liability at end of year ......................................    $  0.0      $  2.2
                                                                           ======      ======
Cash expenditures .....................................................    $  2.2      $  6.7
Number of employee terminations due to restructuring actions ..........        39          80

4. PARENT COMPANY INVESTMENT AND INTERCOMPANY COST ALLOCATIONS


PARENT COMPANY INVESTMENT

The Company has obtained financing for its day-to-day operations from the Parent. Parent company investment includes the Parent's equity investment in the Company and net amounts due to the Parent.

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Neither intercompany interest expense nor interest expense associated with the Parent's general corporate debt has been included in the combined financial statements. All transfers to and from the Parent have been reported in the parent company investment account.


INTERCOMPANY COST ALLOCATIONS


Certain costs are allocated to the Company by the Parent, primarily related to certain services, legal expenses, information systems, risk management and employee benefits (see Note 12 for further disclosure regarding employee benefits). The estimated costs of such services and benefits have been included in the combined financial statements based primarily on the proportion of the Parent's expenses allocated to the Company based on factors including employee headcount and costs incurred. Management believes these allocations are reasonable.


The amounts allocated to the Company in 2001, 2000, and 1999 in the combined statement of operations are as follows (in millions):




                                                     2001          2000          1999
                                                 -----------   -----------   -----------
Cost of sales ................................    $  103.4      $  101.2      $  121.9
Administrative and selling expenses ..........        11.2           9.9          10.6

5. CONTRACTS IN PROCESS


Contracts in process consisted of the following at December 31, 2001 (in millions):




                                      COST TYPE     FIXED PRICE       TOTAL
                                     -----------   -------------   ----------
U.S. government end-use contracts:
 Billed ..........................     $  4.1         $  22.2       $  26.3
 Unbilled ........................       65.0           190.7         255.7
 Less: progress payments .........         --           (60.0)        (60.0)
                                       ------         -------       -------
                                         69.1           152.9         222.0
                                       ------         -------       -------
Other customers
 Billed ..........................         --             4.9           4.9
 Unbilled ........................         --            83.9          83.9
 Less: progress payments .........         --              --            --
                                       ------         -------       -------
                                           --            88.8          88.8
                                       ------         -------       -------
                                       $ 69.1         $ 241.7       $ 310.8
                                       ======         =======       =======

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Contracts in process consisted of the following at December 31, 2000 (in millions):




                                      COST TYPE     FIXED PRICE       TOTAL
                                     -----------   -------------   ----------
U.S. government end-use contracts:
 Billed ..........................     $  4.2        $   15.6       $   19.8
 Unbilled ........................       49.6           387.4          437.0
 Less: progress payments .........         --          (197.2)        (197.2)
                                       ------        --------       --------
                                         53.8           205.8          259.6
                                       ------        --------       --------
Other customers
 Billed ..........................         --            14.1           14.1
 Unbilled ........................       12.6           108.3          120.9
 Less: progress payments .........         --              --             --
                                       ------        --------       --------
                                         12.6           122.4          135.0
                                       ------        --------       --------
                                       $ 66.4        $  328.2       $  394.6
                                       ======        ========       ========

The U.S. government has title to the costs incurred underlying unbilled amounts on contracts that provide for progress payments. Unbilled amounts are primarily recorded on the percentage of completion method and are recoverable from the customer upon shipment of the product, presentation of billings, or completion of the contract.


Included in contracts in process at December 31, 2001 was approximately $11 million related to claims on contracts, which are included at their estimated realizable value. The Company believes that it has a contractual or legal basis for pursuing recovery of these claims, and that collection is probable. The settlement of these amounts depends on individual circumstances and negotiations with the counterparty, therefore, the timing of the collection will vary. There were no such claim amounts included in contracts in process at December 31, 2000.


Billed and unbilled contracts in process include retentions arising from contractual provisions. At December 31, 2001, retentions amounted to $1.6 million and are anticipated to be collected as follows: 2002 -- $0.8 million, 2003 -- $0.5 million, and the balance thereafter.


The Parent sold short-term government receivables through Raytheon Receivables, Inc. (RRI), a special purpose entity, which sold a portion of these short-term government receivables to a financial institution. The Company's pro-rata amount of these receivables sold through RRI, which totaled $1.7 million at December 31, 2000, has been removed from these combined financial statements. During the first quarter of 2001, the Parent terminated its short-term government receivables facility.


6. PROPERTY, PLANT, AND EQUIPMENT


Property, plant, and equipment consisted of the following at December 31 (in millions):




                                                      2001          2000
                                                  -----------   -----------
Land ..........................................    $    0.4      $    0.4
Buildings and leasehold improvements ..........       223.1         215.4
Machinery and equipment .......................       166.2         134.1
                                                   --------      --------
                                                      389.7         349.9
Less: accumulated depreciation ................      (232.9)       (199.2)
                                                   --------      --------
                                                   $  156.8      $  150.7
                                                   ========      ========

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Depreciation expense was $18.2 million, $18.5 million, and $18.7 million in 2001, 2000, and 1999, respectively.

In 1998, the Parent entered into a property sale and five-year operating lease facility whereby property, plant, and equipment with a net book value of $16.6 million was removed from the Company's balance sheet. Operating lease expense of $3.2 million, $2.9 million, and $3.4 million was included in cost of sales in 2001, 2000, and 1999, respectively. During November 2001, the Parent repurchased the remaining property, plant, and equipment with a net book value of $6.0 million from this facility.


7. OTHER ASSETS

Other assets consisted of the following at December 31 (in millions):




                                         2001         2000
                                      ----------   ----------
Computer software .................    $  27.9      $  26.3
Licenses ..........................       17.1         18.1
Pension intangible asset ..........        6.7           --
Other noncurrent assets ...........        0.5          2.7
                                       -------      -------
                                       $  52.2      $  47.1
                                       =======      =======

The Company capitalizes certain costs incurred in connection with the purchase and development of internal use computer software. The Company capitalized $6.0 million, $0.3 million, and $11.3 million of computer software during 2001, 2000, and 1999, respectively.

Licenses represent P-3 data rights acquired to allow the Company to compete on a worldwide basis for P-3 airframe maintenance and modification contracts.


8. LONG-TERM DEBT

The Parent has not allocated intercompany indebtedness or associated interest expense to the Company at December 31, 2001 and during 2001, 2000, and 1999.

Long-term debt consists solely of revenue bonds. The Airport Revenue Bond, issued in 1996, has a floating interest rate as follows: 5.0% for 1999, 5.15% for 2000, 5.3% for 2001, and 5.4% for 2002. The bond requires annual principal and interest payments with the final principal installment of $1.1 million due August 1, 2002. The Industrial Development Revenue Bond, issued in 1983 has a stated interest rate of 83.11% of the prime rate (3.9% at December 31, 2001) and is collateralized by certain buildings. The bond requires monthly principal payments of $27,000 with the final payment due December 31, 2003. Total interest payments on these revenue bonds approximated $0.2 million in 2001, and $0.3 million in 2000, and 1999.

Debt consisted of the following at December 31 (in millions):




                                                       2001         2000
                                                    ----------   ---------
Airport Revenue Bond ............................    $   1.1      $  2.1
Industrial Development Revenue Bond .............        0.6         1.0
Less: installments due within one year ..........       (1.4)       (1.4)
                                                     -------      ------
Long-term debt ..................................        0.3         1.7
                                                     -------      ------
                                                     $   1.7      $  3.1
                                                     =======      ======

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

The aggregate amounts of installments due on long-term debt for the next five years are (in millions):



  2002 .........    $  1.4
  2003 .........       0.3
  2004 .........        --
  2005 .........        --
  2006 .........        --

9. INCOME TAXES

Federal income taxes consisted of the following (in millions):




                                                      2001        2000         1999
                                                   ---------   ----------   ----------
Current income tax expense .....................    $  7.6      $  31.3      $  19.5
Deferred income tax expense (benefit) ..........      14.5         15.8        (23.5)
                                                    ------      -------      -------
                                                    $ 22.1      $  47.1      $  (4.0)
                                                    ======      =======      =======

The provision for income taxes differs from the U.S. statutory rate due to the following (in millions):




                                                        2001         2000          1999
                                                     ----------   ----------   -----------
Tax expense (benefit) at statutory rate ..........    $  14.1      $  39.0       $ (12.0)
Foreign sales corporation benefit ................       (2.0)        (2.0)         (1.9)
Nondeductible goodwill amortization ..............        9.8          9.8           9.8
Nondeductible meals ..............................        0.2          0.3           0.1
                                                      -------      -------       -------
Total ............................................    $  22.1      $  47.1       $  (4.0)
                                                      =======      =======       =======

Current income tax expense amounts are included as a transfer to the Parent in the parent company investment account. The effect of temporary differences which give rise to deferred income tax balances was as follows at December 31 (in millions):




                                                        2001         2000
                                                     ----------   ----------
Current deferred tax assets:
 Contracts in process and other reserves .........    $  13.0      $  26.4
 Inventory .......................................        0.3          0.7
                                                      -------      -------
Net current deferred tax assets ..................    $  13.3      $  27.1
                                                      =======      =======
Noncurrent deferred tax liability:
 Depreciation and amortization ...................    $  15.6      $  14.8
 Additional pension minimum liability ............       (3.1)          --
                                                      -------      -------
Net noncurrent deferred tax liability ............    $  12.5      $  14.8
                                                      =======      =======

10. EMPLOYEE STOCK OPTION PLAN

The Company has no separate employee stock option plan, however, certain employees of the Company participate in the Parent's 1995 Stock Option Plan (the "Stock Option Plan") which provides for the grant of both incentive and nonqualified options at an exercise price which is 100% of the fair market value of the option on the date of grant. The plan provides that all stock options may be exercised in their entirety 12 to 36 months after the date of grant. Incentive stock options terminate 10 years from the date of grant and become exercisable to a maximum of $100,000 per year. Nonqualified stock options expire 10 years and a day from the date of grant.

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

The following stock option information relates to options granted to the employees of the Company under the Stock Option Plan:




                                                        WEIGHTED-AVERAGE
                                            NUMBER OF    EXERCISE PRICE
                                             OPTIONS       PER SHARE
                                           ----------- -----------------
Outstanding at December 31, 1998 .........   282,442       $  56.27
Granted ..................................   158,600          68.42
Exercised ................................   (62,248)         68.61
Canceled .................................      (500)         60.52
                                             -------       --------
Outstanding at December 31, 1999 .........   378,294       $  59.33
Granted ..................................   304,500          19.69
Exercised ................................        --             --
Canceled .................................    (4,775)         55.75
                                             -------       --------
Outstanding at December 31, 2000 .........   678,019       $  41.55
Granted ..................................   293,832          29.82
Exercised ................................   (12,781)         19.33
Canceled .................................      (485)         39.68
                                             -------       --------
Outstanding at December 31, 2001 .........   958,585       $  38.25
                                             =======       ========

The Parent adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (SFAS No.
123) and accordingly, no compensation expense has been recognized for the Stock Option Plan. Had compensation cost for the stock options awarded to the employees of the Company been determined based on the fair value at the grant date for awards under the Stock Option Plan, consistent with the methodology prescribed under SFAS No. 123, the Company's net income in 2001, 2000, and 1999 would include an additional $1.8 million, $2.4 million, and $1.5 million of compensation expense, respectively.

The weighted-average fair value of each option granted in 2001, 2000, and 1999, respectively, was estimated at $9.24, $5.86, and $22.60 on the date of grant using the Black-Scholes option pricing model with the following assumptions:



                                                     2001          2000          1999
                                                 -----------   -----------   -----------
Expected life ................................   4 years       4 years       4 years
Assumed annual dividend growth rate ..........      1%            1%            5%
Expected volatility ..........................     40%           40%           35%
Assumed annual forfeiture rate ...............     12%           12%            5%

The risk free interest rate (month-end yields on 4-year treasury strips equivalent zero coupon) ranged from 4.38% to 5.04% in 2001, 5.28% to 6.72% in 2000, and 4.63% to 6.16% in 1999.

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

The following table summarizes information about stock options outstanding and exercisable at December 31, 2001:




                                       OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                        -------------------------------------------------   ------------------------------
                                           WEIGHTED
                            SHARES          AVERAGE                              SHARES          WEIGHTED
       EXERCISE          OUTSTANDING      CONTRACTUAL        WEIGHTED        EXERCISABLE AT      AVERAGE
        PRICE            AT DECEMBER       REMAINING          AVERAGE         DECEMBER 31,       EXERCISE
        RANGE              31, 2001      LIFE (YEARS)     EXERCISE PRICE          2001            PRICE
---------------------   -------------   --------------   ----------------   ----------------   -----------
$19.19-29.69.........      565,460            8.72           $ 24.49              98,333         $ 19.55
$31.24-48.97.........       39,457            6.97           $ 35.50              17,457         $ 40.03
$51.69-68.47.........      353,668            6.59           $ 60.56             353,668         $ 60.56
                           -------                                               -------
                           958,585            7.86           $ 38.25             469,458         $ 51.21
                           =======                                               =======

11. BUSINESS SEGMENT REPORTING

The Company operates in the following geographic areas (in millions):




                                                     OUTSIDE
                                UNITED STATES     UNITED STATES      COMBINED
                               ---------------   ---------------   ------------
Sales:
 2001 ......................      $   864.4          $  54.2        $   918.6
 2000 ......................          941.8             81.3          1,023.1
 1999 ......................          856.1             52.3            908.4
Long-lived assets at:
 December 31, 2001 .........      $   208.9          $   0.1        $   209.0
 December 31, 2000 .........          197.7              0.1            197.8

The country of destination was used to attribute sales to either United States or Outside United States. Sales to major customers in 2001, 2000, and 1999 were: U.S. government, including foreign military sales $808.4 million, $898.9 million, and $819.1 million, respectively, and U.S. Department of Defense $779.2 million, $857.5 million, and $781.8 million, respectively.


12. PENSION AND OTHER EMPLOYEE BENEFITS

The Parent sponsors defined benefit pension and postretirement plans which cover certain of the Company's employees and provide income and life insurance benefits. In addition, the Company maintains a separate plan for certain other employees.

The following table summarizes information regarding the Company's separate pension and other postretirement benefits' prepaid (accrued) benefit cost at December 31 (in millions):



                                                                                   OTHER POST-
                                                      PENSION BENEFITS         RETIREMENT BENEFITS
                                                   -----------------------   -----------------------
                                                      2001         2000         2001         2000
                                                   ----------   ----------   ----------   ----------
Changes in benefit obligation:
 Benefit obligation, beginning of year .........    $  53.7      $  57.0      $  41.1      $  38.8
 Service cost ..................................        1.5          1.7          0.8          1.0
 Interest cost .................................        4.0          4.2          3.1          2.7
 Plan amendments ...............................        3.9           --           --           --
 Benefits paid .................................       (3.5)        (2.0)        (2.0)        (1.6)
 Actuarial (gain) loss .........................        3.5         (7.2)        (6.1)         0.2
                                                    -------      -------      -------      -------
Benefits obligation, end of year ...............    $  63.1      $  53.7      $  36.9      $  41.1
                                                    =======      =======      =======      =======

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


                                                                                          OTHER POST-
                                                             PENSION BENEFITS         RETIREMENT BENEFITS
                                                          -----------------------   -----------------------
                                                             2001         2000         2001         2000
                                                          ----------   ----------   ----------   ----------
Changes in plan assets:
 Fair value of plan assets, beginning of year .........    $  69.6      $  68.3      $  32.4      $  29.2
 Actual return on plan assets .........................      (14.9)         0.4          0.8          1.6
 Employer contributions ...............................        0.7          2.8          1.7          3.2
 Benefits paid ........................................       (3.5)        (1.9)        (2.0)        (1.6)
                                                           -------      -------      -------      -------
 Fair value of plan assets, end of year ...............    $  51.9      $  69.6      $  32.9      $  32.4
                                                           =======      =======      =======      =======
 Funded status -- unrecognized components .............    $ (11.3)     $  15.9      $  (3.9)     $  (8.6)
 Additional contributions .............................         --           --          1.0           --
 Unrecognized net actuarial gain ......................        8.9        (14.6)       (14.9)       (11.2)
 Unrecognized prior service cost ......................        6.7          3.0         (6.4)        (7.6)
                                                           -------      -------      -------      -------
 Prepaid (accrued) benefit cost .......................    $   4.3      $   4.3      $ (24.2)     $ (27.4)
                                                           =======      =======      =======      =======
Funded status -- recognized in balance sheets
Prepaid benefit cost ..................................        4.3          4.3            -            -
Accrued benefit liability .............................      (15.6)          --        (24.2)       (27.4)
Intangible asset ......................................        6.7           --           --           --
Accumulated other comprehensive income ................        8.9           --           --           --
                                                           -------      -------      -------      -------
Prepaid (accrued) benefit cost ........................    $   4.3      $   4.3      $ (24.2)     $ (27.4)
                                                           =======      =======      =======      =======


                                                       2001         2000         2001         2000
                                                    ----------   ----------   ----------   ----------
Weighted-average assumptions:
Discount rate ...................................   7.25%        7.75%            7.25%        7.75%
Expected return on plan assets ..................   9.50%        9.50%            8.50%        8.50%
Rate of compensation increase ...................   4.50%        4.50%            4.50%        4.50%
Health care trend rate in the next year .........                                 9.00%        8.25%
Gradually declining to a trend rate of ..........                                 5.00%        5.00%
In the years beyond .............................                                 2010         2006

The effect of a one percent increase and decrease in the assumed health care trend rate for each future year for the aggregate of service and interest cost is $0.2 million and $(0.2) million, respectively, and for the accumulated postretirement benefit obligation is $2.4 million and $(2.2) million, respectively.

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

The following table summarizes the net periodic cost (benefit) for the Company's pension and other postretirement benefits (in millions):




                                                                                                OTHER POST-
                                                         PENSION BENEFITS                   RETIREMENT BENEFITS
                                                 ---------------------------------   ---------------------------------
                                                    2001        2000        1999        2001        2000        1999
                                                 ---------   ---------   ---------   ---------   ---------   ---------
Components of net periodic
 benefit cost:
   Service cost ..............................    $  1.5      $  1.7      $  1.6      $  0.8      $  1.0      $  0.9
   Interest cost .............................       4.0         4.2         4.2         3.1         2.7         3.5
   Expected return on plan assets ............      (5.1)       (5.0)       (3.9)       (2.7)       (2.8)       (2.4)
   Amortization of prio service cost .........       0.3         0.3         0.3        (1.1)       (1.1)       (1.1)
   Recognized actuarial loss (gain) ..........        --          --         0.5        (0.5)       (0.7)         --
                                                  ------      ------      ------      ------      ------      ------
Net periodic benefit cost (benefit) ..........    $  0.7      $  1.2      $  2.7      $ (0.4)     $ (0.9)     $  0.9
                                                  ======      ======      ======      ======      ======      ======

As noted above, the Company also contributes to multiemployer pension and other employee benefit plans administered by Raytheon Company, and contributed and charged to expense $13.3 million, $12.9 million, and $26.0 million in 2001, 2000, and 1999, respectively.

Under the terms of various savings and investment plans (defined contribution plans), covered employees are allowed to contribute up to a specific percentage of their pay, generally limited to $30,000 per year. The Company matches the employee's contribution, up to a certain percent of the employee's pay. Total expense for defined contribution plans was $9.2 million, $10.1 million, and $10.4 million in 2001, 2000, and 1999, respectively.

The Company makes annual contributions to the Raytheon Company stock fund of the various savings and investment plans of approximately one-half of one percent of salaries and wages, limited to $170,000 in 2001, 2000, and 1999, of most U.S. salaried and hourly employees. The expense was $1.4 million, $1.5 million, and $1.6 million in 2001, 2000, and 1999, respectively.


13. COMMITMENTS AND CONTINGENCIES

At December 31, 2001, the Company had commitments under long-term operating leases requiring approximate annual rentals as follows (in millions):



  2002 ...............  $  6.4
  2003 ...............     4.1
  2004 ...............     1.1
  2005 ...............     0.5
  2006 ...............     0.3
  Thereafter .........     1.0

Rent expense in 2001, 2000, and 1999 was $10.5 million, $7.0 million, and $6.6 million, respectively.

The Company has banks and insurance companies issue, on its behalf, letters of credit to meet various bid, warranty, retention, and advance payment obligations, $133.7 million of which were outstanding at December 31, 2001. Approximately $32.8 million of this total relates to letters of credit issued to meet performance clauses in certain contracts. These instruments expire on various dates in 2002.

Government contractors are subject to various levels of audit and investigation. Agencies that oversee contract performance include: the Defense Contract Audit Agency, the Department of Defense Inspector General, the General Accounting Office, the Department of Justice, and Congressional Committees.

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

In addition, various claims and legal proceedings generally incidental to the normal course of business are pending or threatened against the Company. While the ultimate liability from these proceedings is presently indeterminable, any additional liability is not expected to have a material adverse effect on the Company's financial position or results of operations after giving effect to provisions already recorded.


14. RELATED PARTY TRANSACTIONS


Included in the accompanying combined statements of operations are net sales to the Parent of $62.2 million, $58.7 million, and $21.9 million in 2001, 2000, and 1999, respectively. The Company's costs of sales related to these sales were $59.9 million, $54.6 million, and $20.4 million in 2001, 2000, and 1999, respectively. Services performed by the Parent were $20.6 million, $16.9 million, and $27.2 million in 2001, 2000, and 1999, respectively. The Company's combined statements of operations also include certain allocated costs in 2001, 2000, and 1999 (see Note 4).


Amounts included in contracts in process for services provided to the Parent were $7.4 million and $3.5 million at December 31, 2001 and 2000, respectively. Amounts included in parent company investment for services obtained from the Parent were $529.8 million and $498.3 million at December 31, 2001 and 2000, respectively.


15. SUBSEQUENT EVENT


In January 2002, the Parent announced that it had entered into an agreement to sell the Aircraft Integration Systems Business for approximately $1.13 billion. In connection with this agreement the Parent will retain certain assets and liabilities of the business, including all amounts related to taxes and employee benefits. There can be no assurance that the sale will be consummated.

b. Pro Forma Financial Information
















                       L-3 COMMUNICATIONS HOLDINGS, INC.
                       AND L-3 COMMUNICATIONS CORPORATION



        Unaudited Pro Forma Condensed Consolidated Financial Statements

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION


     The following unaudited pro forma condensed consolidated statement of operations ("pro forma statement of operations") data gives effect to the following transactions as if they had occurred on January 1, 2001: (1) the acquisition by L-3 Communications Corporation ("L-3 Communications") of Aircraft Integration Systems ("AIS"), a portion of a reportable segment of Raytheon Company ("Raytheon") which was completed on March 8, 2002 and the related financing which was comprised of cash on hand, borrowings under L-3 Communications' senior credit facilities and a $500.0 million senior subordinated bridge loan; and (2) certain other businesses acquired during the year ended December 31, 2001 (the "Other Acquisitions"), comprised of KDI Precision Products, Inc., EER Systems, Inc., Spar Aerospace Limited, Emergent Government Services Group, Bulova Technologies, and SY Technology, Inc., and their related financings. L-3 Communications is a wholly-owned subsidiary of L-3 Communications Holdings, Inc. ("L-3 Holdings"). L-3 Holdings and its subsidiaries, including L-3 Communications, are referred to as "L-3" herein.


     The unaudited pro forma condensed consolidated balance sheet ("pro forma balance sheet") gives effect to the AIS acquisition as if it had occurred on December 31, 2001. All of the Other Acquisitions are included in the Company's consolidated balance sheet as of December 31, 2001.


     The pro forma adjustments are based on preliminary purchase prices and purchase price allocations for the AIS acquisition and Other Acquisitions. Actual adjustments will be based on final purchase prices and final appraisals and other analyses of fair values of the acquired businesses for contracts in process, inventories, estimated costs in excess of billings to complete contracts in process, identifiable intangibles, pension and postretirement benefit obligations and deferred tax assets and liabilities, which will be completed after L-3 obtains and reviews all of the data required for the acquired assets and liabilities and completes its valuations of them. Differences between the preliminary and final purchase price allocations could have a material impact on L-3's results of operations and financial position. The unaudited pro forma condensed consolidated statement of operations and unaudited pro forma condensed consolidated balance sheet do not reflect any cost savings that management of L-3 believes would have resulted had the AIS acquisition and Other Acquisitions occurred on January 1, 2001.


     The unaudited pro forma condensed consolidated financial information should be read in conjunction with (1) the audited consolidated financial statements of L-3 Holdings and L-3 Communications included in their annual report on Form 10-K for the year ended December 31, 2001; and (2) the audited combined financial statements of AIS for the year ended December 31, 2001 included elsewhere in this report on Form 8-K. The historical statement of operations data for the Other Acquisitions are based on unaudited financial statement data not included herein. The unaudited pro forma condensed consolidated financial information may not be indicative of the results of operations of L-3 that actually would have occurred had the acquisitions been completed on January 1, 2001 or the results of operations of L-3 that may be obtained in the future.

                       L-3 COMMUNICATIONS HOLDING, INC.
                       AND L-3 COMMUNICATIONS CORPORATION


            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 2001
                                 (IN MILLIONS)




                                                             L-3            AIS                  PRO FORMA
                                                         AS REPORTED   HISTORICAL(1)            ADJUSTMENTS            PRO FORMA
                         ASSETS                         ------------- --------------- ------------------------------ ------------
Current assets:
 Cash and cash equivalents ............................   $   361.0      $     4.0         $       (280.3)(2)(5)(7)   $    84.7
 Contracts in process .................................       801.8          323.9                   (7.4)(2)(3)        1,118.3
 Other current assets .................................        75.8           14.5                  (13.3)(2)              77.0
                                                          ---------      ---------         --------------             ---------
   Total current assets ...............................     1,238.6          342.4                 (301.0)              1,280.0
                                                          ---------      ---------         --------------             ---------
Property, plant and equipment, net ....................       203.4          156.8                     --                 360.2
Intangibles, primarily goodwill .......................     1,711.6          940.1                 (159.3)(3)           2,492.4
Other assets ..........................................       181.8           52.2                   38.0 (3)             272.0
                                                          ---------      ---------         --------------             ---------
   Total assets .......................................   $ 3,335.4      $ 1,491.5         $       (422.3)            $ 4,404.6
                                                          =========      =========         ==============             =========
      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Current portion of long-term debt ....................   $      --      $     1.4         $           --             $     1.4
 Accounts payable and accrued expenses ................       325.4           59.7                     --                 385.1
 Customer advances ....................................        74.1             --                     --                  74.1
 Other current liabilities ............................       124.8             --                  (43.6)(7)              81.2
                                                          ---------      ---------         --------------             ---------
   Total current liabilities ..........................       524.3           61.1                  (43.6)                541.8
                                                          ---------      ---------         --------------             ---------
Pension and postretirement benefits and other
 liabilities ..........................................       212.0           48.9                   82.5 (2)(3)          343.4
Long-term debt ........................................     1,315.3            0.3                  920.0 (5)           2,235.6
                                                          ---------      ---------         -----------------          ---------
   Total liabilities ..................................     2,051.6          110.3                  958.9               3,120.8
Minority interest .....................................        69.9             --                     --                  69.9
Parent company invested equity ........................          --        1,381.2               (1,381.2)(3)                --
Shareholders' equity ..................................     1,213.9             --                     --               1,213.9
                                                          ---------      ---------         -----------------          ---------
   Total liabilities and shareholders' equity .........   $ 3,335.4      $ 1,491.5         $       (422.3)            $ 4,404.6
                                                          =========      =========         =================          =========

 See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                       AND L-3 COMMUNICATIONS CORPORATION


      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2001

                     (IN MILLIONS, EXCEPT PER SHARE DATA)




                                      L-3                           PRO FORMA
                                  AS REPORTED         AIS (1)      ADJUSTMENTS
                             --------------------- ------------ ----------------
Sales ......................    $    2,347.4        $   918.6      $      --
Costs and expenses .........         2,072.1            876.7          (27.8)(4)
                                ------------        ---------      ---------
   Operating income (loss)             275.3             41.9           27.8
Interest and other income
 (expense) .................             1.8             (1.4)          (1.0)(5)
Interest expense ...........            86.3               --           74.6 (5)
Minority interest ..........             4.5               --
                                ------------        ---------
   Income (loss) before
    income taxes ...........           186.3             40.5          (47.8)
Provision (benefit) for
 income taxes ..............            70.8             22.1          (19.1)(6)
                                ------------        ---------      ---------
   Net income (loss)........    $      115.5        $    18.4      $   (28.7)
                                ============        =========      =========
L-3 Holdings' earnings per
 share:
   Basic ...................    $        3.08
   Diluted .................    $        2.95(13)
L-3 Holdings' weighted
 average shares outstanding:
   Basic ...................            37.4
   Diluted .................            42.7  (13)



                                   L-3 +AIS               OTHER            PRO FORMA
                                   PRO FORMA       ACQUISITIONS(7)(8)     ADJUSTMENTS          PRO FORMA
                             -------------------- -------------------- ----------------- --------------------
Sales ......................    $   3,266.0             $  291.3          $      --         $   3,557.3
Costs and expenses .........        2,921.0                270.2               (1.1)(9)         3,190.1
                                -----------             --------          ---------         -----------
   Operating income (loss)            345.0                 21.1                1.1               367.2
Interest and other income
 (expense) .................           (0.6)                (6.6)              (0.7)(10)           (7.9)
Interest expense ...........          160.9                  0.5                6.6 (10)          168.0
Minority interest ..........            4.5                   --                 --                 4.5
                                ------------            --------          -------------     ------------
   Income (loss) before
    income taxes ...........          179.0                 14.0               (6.2)(11)          186.8
Provision (benefit) for
 income taxes ..............           73.8                  4.9               (1.4)(11)           77.3
                                ------------            --------          -------------     ------------
   Net income (loss)........    $     105.2             $    9.1          $    (4.8)        $     109.5
                                ============            ========          =============     ============
L-3 Holdings' earnings per
 share:
   Basic ...................    $       2.81                                                $       2.81
   Diluted .................    $       2.71(13)                                            $       2.71(13)
L-3 Holdings' weighted
 average shares outstanding:
   Basic ...................           37.4                                     1.5 (10)           38.9
   Diluted .................           42.7  (13)                               1.5 (10)           44.2  (13)

 See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                       AND L-3 COMMUNICATIONS CORPORATION


                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

1. On March 8, 2002, L-3 Communications acquired AIS, a portion of a reportable segment of Raytheon, for $1,152.7 million in cash which includes $1,130.0 million for the original contract purchase price, $4.0 million for estimated acquisition costs and an increase to the contract purchase price of $18.7 million related to additional assets contributed by Raytheon to AIS. The purchase price is subject to adjustment based on the AIS closing date net tangible book value, as defined. The acquisition was financed using cash on hand, available borrowings under L-3 Communications' senior credit facilities and a $500.0 million senior subordinated bridge loan.

   L-3 expects to offer and sell approximately $1.0 billion of debt and equity securities during the first half of 2002, depending on capital market conditions, and use the proceeds from the offerings to repay the $500.0 million senior subordinated bridge loan and repay the outstanding balance under the senior credit facilities. The unaudited pro forma condensed consolidated financial statements do not give effect to these anticipated refinancings for the AIS acquisition.

2. The pro forma balance sheet includes adjustments to remove AIS historical assets and liabilities at December 31, 2001 which were not included in the AIS acquisition. The excluded assets and liabilities are comprised of cash and cash equivalents of $4.0 million, receivables due from Raytheon of $7.4 million, current deferred tax assets of $13.3 million, and non-current deferred tax liabilities of $12.5 million.

3. The estimated excess of purchase price over fair value of identifiable net assets acquired (goodwill) for AIS is $780.8 million and is not being amortized in accordance with Statement of Financial Accounting Standard
   (SFAS) No. 142 Goodwill and Other Intangibles because the AIS acquisition was completed after June 30, 2001. Additionally, the pro forma balance sheet includes the elimination of $940.1 million of goodwill included in the AIS historical balance sheet, and $1,381.2 million of AIS historical parent company invested equity. The pro forma balance sheet also reflects the following related to the preliminary AIS purchase price allocation:

   (a) no adjustment has been made to contracts in process which will be valued at their estimated contract prices less the estimated costs to complete and an allowance for a normal profit on the effort to complete such contracts. All of the data required to prepare these valuations is not currently available and at this time it is not practicable to reasonably estimate these valuations.

   (b) a review of the identifiable intangible assets included in the AIS acquisition will be performed. All of the data required to prepare this review and the related valuations is not currently available and at this time it is not practicable to reasonably estimate these valuations. Any allocation of purchase price to identifiable intangible assets with finite lives will result in additional amortization expense and a reduction to the goodwill estimate of AIS;

   (c) an increase to pension and postretirement benefits liabilities of $95.0 million to reflect the benefit obligations assumed by L-3 in accordance with SFAS No. 87 Employers' Accounting for Pensions and SFAS No. 106 Employers' Accounting for
              Postretirement Benefits Other Than Pensions; and

   (d) an increase in other assets of $38.0 million to reflect the deferred tax asset related to the increase in the AIS pension and postretirement benefits obligations.

4. The adjustment to costs and expenses relating to the AIS acquisition in the pro forma statement of operations for the year ended December 31, 2001 represents the elimination of goodwill amortization expense included in the historical financial statements of AIS of $27.8 million. In accordance with SFAS No. 142, no goodwill amortization is reflected for L-3's goodwill resulting from the acquisition of AIS.

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                       AND L-3 COMMUNICATIONS CORPORATION


                     NOTES TO UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5. The purchase price including acquisition costs for the AIS acquisition of $1,152.7 million was financed using (1) borrowings under L-3 Communications' senior credit facilities of $420.0 million, (2) a $500.0 million senior subordinated bridge loan and (3) cash on hand of $232.7 million. The cash on hand of $232.7 million was assumed to be a use of the net proceeds from L-3 Holdings' sale of $420.0 million of 4% Senior Subordinated Convertible Contingent Debt Securities due September 15, 2011 ("CODES") in October and November of 2001 which amounted to $407.5 million. The remaining portion of the net proceeds from the CODES offering were used to partially finance the Other Acquisitions (See Note 10). The adjustments to L-3's pro forma interest expense for the year ended December 31, 2001 to give effect to the financing of the AIS acquisition are based on the average prevailing interest rates during 2001 on the related borrowings and the assumed completion of the CODES offering on January 1, 2001, and are presented below.




                                                                                ($ in millions)
   Interest on borrowings under the senior credit facilities (6.57% on
     $420.0 million)........................................................       $  27.6
   Interest on senior subordinated bridge loan (7.59% on $500.0 million)....          38.0
   Interest on $232.7 million of the net proceeds from the CODES offering for the ten month period ended October 31, 2001 (4% on $232.7 million
     for 10 months). .......................................................           7.8
   Amortization of deferred debt issue costs ...............................           1.2
                                                                                   -------
      Total adjustments to pro forma interest expense ......................       $  74.6
                                                                                   =======

   Additionally, L-3's historical interest income for the year ended December 31, 2001 has been adjusted to eliminate the interest income of $1.0 million earned on investments in cash and cash equivalents for the $232.7 million portion of the net proceeds from the CODES offering that was assumed to be used to finance the AIS acqusition.

6. The pro forma adjustments for the AIS acquisition were tax-effected, as appropriate, using an estimated statutory (federal and state) tax rate of 40.0%.

7. During the year ended December 31, 2001, the Company acquired the following Other Acquisitions:

    o in May 2001, all the outstanding common stock of KDI Precision Products, Inc. ("KDI") for $79.4 million in cash including acquisition costs.

    o in May 2001, all the outstanding common stock of EER Systems, Inc. ("EER") for $119.5 million in cash including acquisition costs, and subject to additional purchase price not to exceed $10.0 million which is contingent upon the financial performance of EER for the year ended December 31, 2001 and the year ending December 31, 2002.

    o in November and December 2001, 70.3% of the outstanding common stock of Spar Aerospace Limited ("Spar") for $105.1 million in cash including acquisition costs. The Company acquired and paid for the remaining outstanding common stock of Spar in January 2002 for $43.6 million.

    o in November 2001, all the outstanding common stock of Emergent
      Government Services Group ("EMG") for $39.8 million subject to adjustment based on closing date net working capital. Following the acquisition the Company changed Emergent Government Services Group's name to L-3 Communications Analytics.

    o in December 2001, the net assets of Bulova Technologies for $49.5 million, subject to adjustment based on closing date net assets. Following the acquisition the Company changed Bulova Technologies name to BT Fuze Products ("BT Fuze").

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                       AND L-3 COMMUNICATIONS CORPORATION


                     NOTES TO UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    o in December 2001, the net assets of SY Technology Inc. ("SY") for $48.0 million, subject to adjustment based on closing date net assets, and additional purchase price not to exceed $4.8 million which is contingent upon the financial performance of SY for the year ended December 31, 2001, and the years ending December 31, 2002 and 2003.

    The pro forma balance sheet includes an adjustment to reflect the payment of $43.6 million in cash for the remaining outstanding common stock of Spar in January 2002, assuming the payment occurred on December 31, 2001.

8. The pro forma statement of operations includes the following unaudited historical financial data for the Other Acquisitions for the year ended December 31, 2001.




                                             KDI(A)           EER(A)         SPAR(B)
                                        --------------- ----------------- -------------
                                                         (IN MILLIONS)
     Sales ............................    $   16.2        $    49.3            76.9
     Costs and expenses ...............        16.6             47.4            67.8
                                           --------        ---------            ----
      Operating income (loss) .........        (0.4)             1.9             9.1
      Interest and other income
        (expense) .....................        (1.6)(d)         (4.0) (e)       2.8(f)
      Interest expense ................         0.3               --             --
                                           --------        ---------           -----
      Income (loss) before
        income taxes ..................        (2.3)            (2.1)           11.9
     Income tax provision .............          --               --             4.6
                                           --------        ---------           -----
      Net income (loss) ...............    $   (2.3)       $    (2.1)            7.3
                                           ========        =========           =====



                                                                                      TOTAL
                                                            BT           SY           OTHER
                                             EMG(B)      FUZE(C)   TECHNOLOGY(C)   ACQUISITIONS
                                        --------------- --------- --------------- -------------
                                                             (IN MILLIONS)
     Sales ............................    $   52.2      $  34.7      $  62.0       $  291.3
     Costs and expenses ...............        49.1         32.8         56.5          270.2
                                           --------      -------      -------       --------
      Operating income (loss) .........         3.1          1.9          5.5           21.1
      Interest and other income
        (expense) .....................        (3.8)(g)       --           --           (6.6)
      Interest expense ................          --           --          0.2            0.5
                                           --------      -------      -------       --------
      Income (loss) before
        income taxes ..................        (0.7)         1.9          5.3           14.0
     Income tax provision .............         0.3           --           --            4.9
                                           --------      -------      -------       --------
      Net income (loss) ...............    $   (1.0)     $   1.9      $   5.3       $    9.1
                                           ========      =======      =======       ========

----------
   (a) Represents historical results of operations for the four-month period ended April 30, 2001.

   (b) Represents historical results of operations for the ten-month period ended October 31, 2001.

   (c) Represents historical results of operations for the eleven-month period ended November 30, 2001.

   (d) Includes a charge to write-down excess inventory of $1.7 million.

   (e) Includes a charge of $4.2 million for investment banking fees and other non-recurring charges.

   (f) Includes a $3.3 million gain on the sale of discontinued operations and a $1.4 million restructuring charge.

   (g)        Includes a $3.8 million restructuring charge.


   The historical results of operations for KDI, EER, BT Fuze and SY do not include a provision for income taxes because they each were either an S Corporation or Limited Liability Corporation and the income taxes on their income were paid by their individual stockholders rather than by them.

9. Adjustments to costs and expenses relating to the Other Acquisitions in the pro forma statement of operations for the year ended December 31, 2001 amounted to a net decrease of $1.1 million and were comprised of (1) an increase to goodwill amortization expense of $0.7 million for the KDI and EER acquisitions for the higher goodwill amounts recorded by L-3 for these acquisitions compared to their historical goodwill amounts and (2) the elimination of historical goodwill amortization expense of $1.2 million for EMG and $0.6 million for Spar. In accordance with the provisions of SFAS No. 142, no goodwill amortization is recorded on EMG, Spar, BT Fuze and SY.

10. The aggregate purchase price including acquisition costs for the Other Acquisitions of $484.9 million was financed using cash on hand which assumed to be a use of (1) the net proceeds from L-3 Holdings'

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                       AND L-3 COMMUNICATIONS CORPORATION


                     NOTES TO UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED FINANCIAL STATEMENTS -- (CONCLUDED)

     public offering of 4,575,000 shares of L-3 Holdings, Inc. common stock in May 2001 (the "May 2001 Common Stock Offering") which amounted to $353.6 million, and (2) the remaining net proceeds of $174.8 million from L-3 Holdings' CODES offering after the portion of the CODES offering assumed to be used to finance $232.7 million of the AIS acquisition (see Note 5). The adjustment to L-3's pro forma interest expense for the year ended December 31, 2001 to give effect to the financing of the Other Acquisitions is $6.6 million and was calculated on the $187.3 million of the remaining principal amount of the CODES assuming the completion of the CODES offering on January 1, 2001 (4% on $187.3 million for the ten-month period ended October 31, 2001 and $0.4 million for amortization of deferred debt issue costs).

     Additionally, L-3 Holdings' basic and diluted weighted average shares outsanding for the year ended December 31, 2001 were each increased by 1.5 million shares of common stock to give effect to the assumed completion of the May 2001 Common Stock Offering as of January 1, 2001.

     Additionally, L-3's historical interest income for the year ended December 31, 2001 was adjusted to eliminate the interest income of $0.7 million earned on investments in cash and cash equivalents for the $174.8 million portion of the net proceeds from the CODES offering that was assumed to be used to finance the Other Acqusitions.


11. The pro forma adjustments for the Other Acquisitions were tax-effected, as appropriate, using an estimated statutory (federal and state) tax rate of 40.0%. The pro forma adjustments also include an income tax provision of $1.1 million to record the aggregate income tax expense for the historical results of operations of KDI, EER, BT Fuze and SY to the statutory income tax rate of 40.0% that they would have incurred, but did not because they were not subject to income tax prior to their acquisition by L-3.


12. All the assets and liabilities of the Other Acquisitions, the CODES Offering and the May 2001 Common Stock Offering are included in L-3's balance sheet at December 31, 2001. Accordingly, L-3's December 31, 2001 balance sheet is not adjusted to give effect to these transactions.


13. L-3 Holdings' diluted weighted average shares outstanding and diluted earnings per share give effect to the assumed conversion of the 3,680,982 shares issuable upon the conversion of L-3 Holdings $300.0 million of 5 1/4% Convertible Senior Subordinated Notes due 2009. The assumed conversion results in the addition of $10.5 million of after-tax interest expense savings to reported net income for the year ended
     December 31, 2001 for the purposes of calculating diluted earnings per share.